Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2026, relating to the financial statements of Interactive Brokers Group, Inc. and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Interactive Brokers Group, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 30, 2026